Exhibit 4.2

WAIVER REGARDING STOCK OWNERSHIP RESTRICTIONS

This WAIVER REGARDING STOCK OWNERSHIP RESTRICTIONS (this AWaiver@), dated as of August 11, 2000, is by and between American Land Lease, Inc., a Delaware corporation and successor in interest to Asset Investors Corporation (the ACompany@), and Asset Investors Operating Partnership, L.P., a Delaware limited partnership (the AStockholder@).

WHEREAS, pursuant to certain provisions contained in the Company=s Second Amended and Restated Certificate of Incorporation (the ACertificate@; capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Certificate), no person may, among other things, beneficially own or directly or indirectly own shares of Capital Stock of the Company equal to or in excess of 5% of the aggregate value of the outstanding shares of Common Stock (such provisions, as set forth in Section 7.2.1(a) of the Certificate, the ARestrictive Ownership Provisions@);

WHEREAS, pursuant to Section 7.2.7 of the Certificate, the Board of Directors may, in its sole discretion, exempt a person from the application of any one or more of the Restrictive Ownership Provisions, subject to such terms and conditions as the Board of Directors may determine; and

WHEREAS, the Stockholder has requested that the Company exempt the Stockholder from application of certain of the Restrictive Ownership Provisions; and the Company has determined to provide such exemption in respect of the Stockholder, subject to the terms and conditions provided herein.

NOW, THEREFORE, for mutual consideration the receipt of which is hereby confirmed, the parties hereto agree as follows:

1.	The Stockholder shall be exempt from the Aggregate Stock Ownership Limit and the Section 382 Limit as contained in Section 7.2.1(a)(i) of the Certificate.

2.	The Stockholder agrees that, except as expressly provided herein, all of the provisions contained in Article SEVENTH (ARestriction on Transfer and Ownership of Shares@) shall continue to be applicable to the Stockholder in respect of the Stockholder=s ownership of Capital Stock of the Company.

3.	This Waiver shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have duly executed this Waiver as of the date provided above.

AMERICAN LAND LEASE, INC.

By:	/s/ Terry Considine
Name: Terry Considine
Title: Chief Executive Officer

ASSET INVESTORS OPERATING PARTNERSHIP, L.P.

By: AMERICAN LAND LEASE, INC., its General Partner

By:	/s/ Terry Considine
Name: Terry Considine
Title: Chief Executive Officer